                                                                   EXHIBIT 10.22


                          CONSULTING SERVICES AGREEMENT

          This CONSULTING SERVICES AGREEMENT ("Agreement") is entered into effective as of March 6, 2000, by and between InterPacket Networks, Inc., a Delaware corporation (the "Company") and Peter Hirshberg ("Consultant").

                                R E C I T A L S:

          A. The Company is engaged in the business of managing a satellite based broadband Internet network.

          B. Consultant was formerly employed at the Company as executive Chairman of the Board of Directors and as a member thereof until he voluntarily resigned from both positions effective March 6, 2000.

          C. The Company desires to retain the services of Consultant, on an independent contractor basis, to provide assistance on specific projects, including and relating to marketing, IPO road show presentations and related matters, and Consultant desires to be retained to provide such services.

          D. The Company and Consultant anticipate that this Agreement will continue until the projects envisioned by this Agreement are completed.

                               A G R E E M E N T:

          NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties agree as follows:

                                    ARTICLE I

                          GENERAL DUTIES OF CONSULTANT

          1.1 APPOINTMENT AND ACCEPTANCE. The Company hereby retains Consultant on a full-time basis to perform consulting and assistance on specific projects, including and relating to marketing, IPO road show presentations and related matters as designated from time to time by the Company (the "Services") and Consultant hereby agrees to do so, in accordance with the terms and conditions set forth in this Agreement.

          1.2 MANNER OF RENDERING OF SERVICES. Consultant agrees to render the Services and to devote his full time and attention to discharge his Services. Consultant shall be responsible for the specific manner and means by which the Services are carried out. Consultant agrees to devote his best efforts and skills in rendering the Services and further agrees to furnish the Services to the Company in a professional manner.

          1.3 NATURE OF CONTRACT. Nothing contained in this Agreement or in the relationship of the Company and Consultant shall be deemed to constitute a partnership, joint venture, employer/employee or any other relationship, and Consultant shall at all times be deemed an independent contractor for purposes of this Agreement. Consultant's (and his employees and agents, if any) authority to bind the Company is limited expressly by this Agreement and Consultant (his employees and agents, if any) has no other express or implied ability or power to bind the Company.

                                   ARTICLE II

                                 AGREEMENT TERM

          2.1 TERM OF AGREEMENT. Unless terminated pursuant to Section 2.2 of this Agreement, the term of this Agreement shall commence on the effective date hereof and continue until June 6, 2000. Unless terminated pursuant to Section
2.2 of this Agreement, the term of this Agreement will be automatically extended ("Initial Extension") until October 6, 2000. Thereafter, the term of this Agreement may be extended at the option of the Company and Consultant for a period of up to two years and eight months, provided that the Company's determination with respect to such extensions shall be based on the determination of the Outside Member of the Board of Directors described in
Section 2.2(g) below.

          For the Initial Extension, Consultant will continue to provide services to the Company on part-time basis. It is the intention of the parties that Consultant will provide a work statement, to be mutually agreed to by the parties, setting forth his duties during the Initial Extension and any additional extension(s), if applicable. The terms and conditions of the Initial Extension and any additional extension(s) are to be negotiated to the mutual agreement of the parties at the time of the extension.

          2.2 TERMINATION FOR CAUSE. The Company shall have the right to terminate this Agreement, upon written notice to Consultant, in the event of: a) the death of Consultant; b) the physical or mental incapacity or disability of Consultant which renders him unable to perform substantially all of the Services contemplated by this Agreement for a continuous period of thirty (30) days; c) the commission of an act of fraud, dishonesty or embezzlement by Consultant; d) the willful neglect by Consultant in the performance of the Services contemplated by this Agreement; e) the failure of Consultant to perform the Services hereunder on a full-time basis during the term of this Agreement; on a part-time basis during the Initial Extension; and, if applicable, on a mutually agreed upon basis after the Initial Extension; f) the breach by Consultant of any of his covenants or obligations under this Agreement; or g) a determination made by the vote of 75% of the Outside Members of the Board of Directors that the Company no longer needs the services of Consultant. For purposes of this Agreement, "Outside Member of the Board of Directors" shall mean any member of the Board of Directors who is not an executive officer or employee of the Company.

                                   ARTICLE III

                                  CONSIDERATION

          3.1 CONSULTANT'S FEE. In consideration of the Services to be performed under this Agreement, Consultant shall be paid a rate of Fourteen Thousand Five Hundred Eighty Three Dollars and Thirty Three Cents ($14,583.33) per month. Consultant hereby agrees that he is not entitled to any other compensation for rendering the Services contemplated hereunder. During the Initial Extension and any additional extension(s), Consultant shall be paid a rate of Seventeen Thousand Five Hundred Dollars ($17,500.00) per month for full-time work or, if Consultant works on a part-time basis, on a pro-rata basis.

          Consultant shall, at the beginning of each month, submit invoices for Services rendered for the prior month and the Company shall review such invoices and pay the amount of approved invoices within ten (10) days following the date they are received by the Company. All such invoices shall state the date such Services were rendered, the amount of time incurred by Consultant in the rendering of the Services and provide reasonable detail as to the specific Services rendered. Such invoices shall be delivered to the Company's Chief Financial Officer.

          3.2 EXPENSES. Consultant shall not be entitled to be reimbursed for any general and/or administrative expenses or overhead in carrying out Consultant's duties hereunder. Consultant may submit for the approval of the Company (which approval will be handled in accordance with the Company's reimbursement policy) written requests for reimbursements for reasonable and ordinary out-of-pocket expenses incurred by Consultant on behalf of the Company that directly relate to the business and affairs of the Company including, without limitation, all travel, accommodation, meals, entertainment and other reasonably necessary business expenses, provided that any such request is in writing and includes reasonable supporting documentation such as invoices or receipts. Such requests shall be delivered to the Company's Chief Financial Officer.

          In addition, during the term of this Agreement, the Initial Extension and any additional extension(s), while Consultant is performing Services for the Company, the Company shall reimburse Consultant for reasonable expenses for temporary housing, leasing and automobile and periodic air travel to and from the San Francisco Bay Area up to a maximum of $50,000.00 per year, provided that any such request is in writing and includes reasonable supporting documentation such as invoices, receipts or copies of checks.

          3.3 RESIDENTIAL LEASE. One month prior to the end of the term of this Agreement, Consultant shall use reasonable and good faith efforts to sublet his residential property located at ____________________, California ________ ("Property"). Should Consultant be unable to do so, then, provided that such assignment is permitted, Consultant shall assign and the Company shall assume such lease and the payment of all amounts due thereunder. Consultant shall use his best efforts to obtain any consents required in connection with the assignment of such lease.

          3.4 NO PARTICIPATION IN EMPLOYEE PLANS. Consultant acknowledges and agrees that neither he nor his employees or agents, if any, are entitled to participate in any employee welfare or retirement plans or programs of the Company (including, without limitation, medical insurance, life insurance, paid leave, vacation, sick leave, pension, profit sharing, disability) and hereby waives all rights to participate in such plans or programs. Further, Consultant agrees that he shall not be entitled to the payment of any amounts in lieu of participation in such plans and programs.

          3.5 TAXES. It is understood and agreed that Consultant accepts full and exclusive liability for the payment of any and all contributions and taxes imposed by the provisions of the Internal Revenue Code of 1986, as amended, the Federal Social Security Act, the California Revenue and Taxation Code and the California Unemployment Insurance law and/or any and all contributions, taxes or penalties for unemployment insurance or old age retirement benefits, pensions or annuities, now or hereafter imposed by the government of the United States and/or the government of any state which are measured by the wages, salaries, or other remuneration paid to Consultant. Consultant also understands and agrees that unless otherwise required by law, the Company will not withhold any federal or state income taxes or deduct any federal or state employment taxes from amounts paid to Consultant. Consultant shall protect, indemnify, and hold the Company harmless from and against any and all claims which may be made against the Company because of Consultant's failure to pay any such taxes and contributions, including related penalties and interest.

                                   ARTICLE IV

                      ADDITIONAL OBLIGATIONS OF CONSULTANT

          4.1 INSURANCE. Consultant shall at all times, during the performance of this Agreement, maintain at his own expense, in full force and effect, all types of insurance which are usually and customarily maintained by independent contractors performing such Services in this industry.

          4.2 SAFETY. Consultant agrees that all Services to be performed hereunder shall conform to the safety standards, rules, regulations and orders of the Occupational Safety and Health Administration of the Federal Government and Division of Industrial Safety, State of California, all other public authorities having jurisdiction, and the Company's rules and regulations pertaining to safety and operations.

          4.3 INDEMNIFICATION. Consultant shall protect, indemnify, and hold the Company, its agents and employees, harmless from and against all claims, demands, and causes of action of any nature arising from any actions, statements, representations, action or inactions on the part of Consultant, his employees, agents or subcontractors. Consultant shall, at his own expense, defend all suits brought against the Company upon claims of every nature arising from any actions, statements, representations, action or inactions on the part of Consultant, his employees, agents or subcontractors.

          4.4 USE OF COMPANY EQUIPMENT/FACILITIES. In the event that Consultant, by rental, loan or otherwise, makes use of any of the Company's equipment or other facilities, Consultant agrees that any such use shall be at the sole risk of Consultant and, after Consultant has satisfied himself as to the condition thereof, Consultant agrees to protect, indemnify, and hold the Company harmless from and against all claims of every nature arising from the use thereof. At the end of the term of this Agreement, Consultant will deliver to Company all property of the Company, or any subsidiary or affiliate thereof, including computers, computer tapes, records, lists, data, drawings, prints, notes and written information (and all copies thereof) of whatever nature in his possession relating to the Company, or any subsidiary or affiliate thereof, or any of their products or services.

                                    ARTICLE V

                                    COVENANTS

          5.1 CONFIDENTIALITY. Consultant acknowledges that, in the performance of his duties hereunder, he will occupy a position of trust and confidence. Consultant shall not, except as may be required to perform his duties hereunder or as required by applicable law, for a period of two (2) years following the termination of this Agreement or until such information shall have become public other than by Consultant's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers, that was learned by Consultant during the performance of his duties hereunder for the Company, its subsidiaries and affiliates including, without limitation, any proprietary knowledge, trade secrets, data, formulae, information, client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Consultant acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, its subsidiaries and affiliates, and that such information gives the Company a competitive advantage. Consultant agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his engagement hereunder or as soon thereafter as possible, (i) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries and affiliates, or prepared by Consultant during the term of this Agreement, and (ii) all notebooks and other data relating to research or experiments or other work conducted by Consultant in the scope of employment.

          5.2 NONCOMPETITION. During the term of this Agreement, Consultant shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with

(as a stockholder, partner or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company, its subsidiaries or affiliates (each such competitor a "Competitor of the Company"); provided that nothing herein shall prevent Consultant from the beneficial ownership of up to 5% of the publicly traded securities of any person who may be deemed to be a Competitor of the Company.

          5.3 NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS. During the term of this Agreement and for a period of six (6) months thereafter, Consultant shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company, or any of its subsidiaries or affiliates, or to divert their business to any Competitor of the Company.

          5.4 NON-SOLICITATION OF EMPLOYEES. During the term of this Agreement and for a period of six (6) months thereafter, Consultant agrees that Consultant shall not, directly or indirectly, cause any person engaged or employed by the Company or its affiliates (whether part-time or full-time and whether as an officer, employee, consultant, agent, adviser or independent contractor) (an "Employee") to voluntarily leave the employ of or engagement with the Company or its affiliates, as the case may be, or to cease providing the services to or on behalf of the Company or its affiliates, as the case may be, then provided by such Employee. Consultant further agrees that, during the same time period, he will not in any manner seek to engage or employ any such Employee (whether or not for compensation) as an officer, employee, consultant, agent, adviser or independent contractor for any person other than the Company.

          5.5 WORKS AND PROPERTY. Consultant shall disclose in writing, fully, and on a timely basis, to the Company, any and all "Works and Property" (as such term is herein defined) realized in connection with the performance of the services under this Agreement. Consultant acknowledges and agrees that any and all Works and Property shall constitute the sole and exclusive property of the Company and Consultant shall not have any rights thereto and/or any interest therein. Consultant shall assign, transfer and convey to the Company, without further consideration, any and all Works and Property in accordance with this Agreement. For purposes of this Agreement, the term "Works and Property" shall mean any and all works and property including, but not limited to, all intellectual properties, ideas, inventions, concepts, products, improvements, innovations, discoveries, developments, methods, formulas, techniques, software, know-how and writings which are made, conceived, reduced to practice, developed, written, contributed to or prepared by Consultant whether or not patentable or copyrightable and whether made solely by Consultant or jointly with others. All Works and Properties shall unconditionally be, become, and remain the sole and exclusive property of the Company or any of its affiliates, successors, or assignees, as the case may be. Consultant will promptly execute, acknowledge and deliver all applications, oaths, declarations and further documents and will provide such additional assistance as the Company or its counsel may deem necessary or desirable to evidence the Company's title to such Works and Property. This section does not apply to Works and Property which qualifies as a non-assignable invention under Section 2870 of the California Labor Code.

          5.6 INTANGIBLE PROPERTY. Consultant hereby acknowledges and agrees that all data, designs, drawings, blue prints, tracings, sketches, plans, layouts, specifications, models, programs, cards, tapes, disks, printouts, writings, manuals, guides, notes and any and all other memoranda including, without limitation, any and all written information which may be, or has been, furnished to Consultant or which may be produced, prepared or designed by Consultant in connection with his duties hereunder shall be, become and remain the exclusive property of the Company or any of its affiliates, successors, or assignees, as the case may be. Upon the termination of this Agreement, all originals, copies and reprints in Consultant's possession, custody or control shall be promptly surrendered and/or delivered to the Company, and Consultant shall thereafter make no further use, either directly or indirectly, of any such material.

          5.7 INJUNCTIVE RELIEF. It is expressly agreed that the Company will or would suffer irreparable injury if Consultant were to disclose Confidential Information, compete with the Company or solicit customers or suppliers of the Company in violation of this Section 5, that money damages would be insufficient to compensate the Company and that the Company would by reason of such competition or disclosure be entitled to injunctive relief in a court of appropriate jurisdiction.

                                   ARTICLE VI

                                  MISCELLANEOUS

          6.1 NOTICES. All notices hereunder shall be in writing and shall be either served by certified or registered mail, air courier, by hand, or by facsimile, in each case with charges prepaid. Notices shall be deemed effective when mailed, hand delivered, or faxed. Notices to Consultant shall be given at the address set forth in the records of the Company for Consultant. Notices to the Company shall be addressed to its principal place of business, currently 1901 Main Street, 2nd Floor, Santa Monica, California 90405, Fax No. (310) 382-3310, Attn: Timothy F. Sylvester, Esq. This notice provision may be changed with respect to any party by such party notifying the other of such change in accordance with the provisions of this Section.

          6.2 TRANSFER OR ASSIGNMENT. Consultant shall not assign, transfer, pledge or hypothecate the rights or obligations under this Agreement, without the prior written approval of the Company.

          6.3 AGREEMENT BINDING. This Agreement shall inure to the benefit of and be binding upon the respective heirs, successors, personal representatives, administrators and assigns of the parties hereto.

          6.4 ATTORNEYS' FEES. In the event of any action, suit, or proceeding arising from or based on this Agreement brought by either party hereto against the other, the prevailing party shall be entitled to recover from the other its reasonable attorneys' fees and disbursements in connection therewith in addition to the costs of such action, suit or proceeding.

          6.5 GOVERNING LAW. This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of California.


          6.6 ENTIRE AGREEMENT, MODIFICATION, WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous representations and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

          6.7 SEVERABILITY. If any one or more covenants, agreements or provisions herein contained shall be held or determined for any reason whatsoever to be invalid or unenforceable, either in whole or in part, then such covenants, agreements or provisions, or portions thereof, shall be null and void and shall be deemed separable from the remaining covenants, agreements or provisions hereof and shall in no way affect the validity of any of the other provisions hereof.

          6.8 SURVIVAL. Termination of this Agreement shall not affect the continuing obligations of Consultant under Article V (Covenants), or any other continuing obligations of Consultant under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"Company"                                   INTERPACKET NETWORKS, INC.

                                            By: /s/ Jon Gans
                                               -------------------------------
                                               Name: Jon Gans
                                               Title: Chief Executive Officer

"Consultant"

                                            By: /s/ Peter Hirshberg
                                               -------------------------------
                                               Peter Hirshberg